Exhibit 99.1

CONTACT:

Caroline Loewy

Chief Financial Officer

Corcept Therapeutics

650-688-8783

www.corcept.com

cloewy@corcept.com

TRIALS SHOW NEXT-GENERATION GRII RECEPTOR ANTAGONIST

PREVENTS AND REVERSES WEIGHT GAIN ASSOCIATED WITH USE OF

OLANZAPINE - THE ACTIVE INGREDIENT IN ZYPREXA®

Menlo Park, Calif., (January 8, 2009) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced results from two preclinical studies conducted as part of its collaboration with Eli Lilly. The data demonstrate that CORT 108297 has the potential to both reduce weight gain caused by olanzapine and to prevent weight gain caused by initiation of treatment with olanzapine. Olanzapine is the active ingredient in Lilly’s Zyprexa®, which is indicated for the treatment of schizophrenia and bipolar disorder.

The two studies were conducted in a rat model of olanzapine induced weight gain. The data confirmed results previously reported from similar studies of CORLUX, Corcept’s late-stage GRII receptor antagonist, which the company is evaluating in two ongoing Phase 3 trials for psychotic depression and Cushing’s Syndrome.

“We are encouraged by these preclinical results which confirm results we have seen previously in both rat and human studies with CORLUX, another compound in this class”, said Dr. Robert L. Roe, M.D., President of Corcept. “The use of GRII antagonists to prevent weight gain commonly associated with the use of many antipsychotic drugs could be of great benefit to the millions of people currently taking these medications. We believe that the effect of CORLUX on Zyprexa associated weight gain will extend to other antipsychotic medications and are currently conducting a prevention of Risperdal® induced weight gain study in healthy men to test this hypothesis.”

CORT 108297 Demonstrated Statistically Significant Weight Control

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Study Design: Six groups (n = 12 per group) of rats were allowed to eat a normal diet for 56 days. Five groups were dosed orally with olanzapine daily. The sixth group received placebo. At day 35, the five groups receiving olanzapine had gained a statistically significant amount of weight compared to the group receiving placebo. The five olanzapine groups then began to receive daily oral doses either of CORT 108297 (at one of three dose levels), CORLUX, or placebo through day 56.

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Results: The rats administered olanzapine alone continued to gain weight through day 56. In contrast, the rats given olanzapine along with CORT 108297 and those administered olanzapine with CORLUX did not. By day 56, there was a highly statistically significant difference between these groups and the group administered olanzapine alone. In addition, olanzapine induced weight gain amelioration by CORT 108297 was dose dependent. The rats that received the combination of olanzapine with CORT 108297, or with CORLUX, had significantly less abdominal fat than the group dosed with olanzapine alone.

CORT 108297 Demonstrated Statistically Significant Weight Gain Prevention

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Study Design: Six groups (n = 12 per group) of rats were allowed to eat a normal diet for 21 days. Five groups were dosed orally with olanzapine daily and one group was given placebo daily. Four of the groups that received olanzapine were also dosed orally with either CORT 108297 (at one of three dose levels) or CORLUX; one group received olanzapine plus placebo. The sixth group was dosed with only placebo.

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Results: At day 21, the three groups dosed with the combination of olanzapine and CORT 108297 had gained significantly less weight compared to the group administered olanzapine alone. Rats administered olanzapine plus CORLUX also gained less weight than rats administered olanzapine alone, but this result did not reach statistical significance.

Atypical Antipsychotics Are All Known to Cause Weight Gain

The labels of the following atypical antipsychotic class drugs contain a warning for hyperglycemia and diabetes mellitus, both associated with the weight gain seen in many patients taking the following drugs:

Abilify® (aripiprazole, Bristol Myers Squibb and Otsuka American Pharmaceutical)

Clozaril® (clozapine, Novartis)

Geodon® (ziprasidone, Pfizer)

Risperdal® (risperidone, Janssen, a unit of Johnson & Johnson)

Seroquel® (quetiapine, AstraZeneca)

Zyprexa® (olanzapine, Eli Lilly).

Despite their side effect profile, atypical antipsychotic medications are widely prescribed throughout the world because of their efficacy.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of the psychotic depression and for Cushing’s Syndrome.

Corcept has also developed an extensive intellectual property portfolio that covers the use of GRII antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication. The company has also discovered and filed patents for the three different series of compounds which block cortisol’s activity at the GRII receptor but do not block the progesterone receptor. CORT 108297, a potential lead compound from these series, recently produced encouraging results in a human microdosing study. The compound was extremely well absorbed, demonstrated good bioavailability and had a half-life that appears compatible with once-a-day oral dosing. Corcept retains worldwide commercial rights to CORT 108297 as well as all additional compounds within the three series.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development and research programs. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

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